Exhibit 99.1

AVANEX CORPORATION

Avanex Acquires Commercial Communication Products of Essex

Expands Transmission Product Portfolio

FREMONT, Calif.– July 3, 2007 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced that it has acquired the assets relating to the MSA 300-pin transponder and XFP transceiver businesses of the Commercial Communication Products Division (CCPD) of Essex Corporation, a subsidiary of Northrop Grumman.

Located in Melbourne, Fla., CCPD is a design team focused on developing pluggable transceivers and tunable transponders. The acquisition accelerates Avanex’s time-to-market in expanding its presence in the growing transmission market. According to a recent study by Ovum RHK, the telecom transmission module market as a whole is estimated to be approximately $1.0 billion by the year 2009.

Avanex expects to have the acquired products integrated into its product portfolio and ready for general availability by the end of this calendar year.

“This acquisition reinforces our commitment to investing in key telecommunication optical technologies to provide our telecom customers with compelling and differentiated solutions,” said Jo Major, president, chairman and CEO of Avanex. “We are excited to add this design team to our expanding transmission business.”

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding the transmission market and product release schedules. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, market demand in the telecommunications industry and problems or delays integrating the acquired assets or releasing the acquired products.

Please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2006, Quarterly Report filed on Form 10-Q on May 3, 2007 and subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Avanex Corporation

Maria Riley, 510-897-4188

Director of Communications/Investor Relations

maria_riley@avanex.com

SOURCE: Avanex Corporation